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                                 [LETTERHEAD]




                                 July 10, 1996



Direct Broadcasting Satellite Corporation
1155 Connecticut Avenue, N.W. 45th Floor
Washington, D.C.  20036


The Shareholders of Direct Broadcasting
  Satellite Corporation
c/o Direct Broadcasting Satellite Corporation
1155 Connecticut Avenue, N.W. 4th Floor
Washington, D.C.  20036


Ladies and Gentlemen:

     You have requested our opinion as to certain federal income tax consequences of the transactions referred to below. This opinion is delivered in connection with the Plan and Agreement of Merger dated as of December 21, 1995, by and among Direct Broadcasting Satellite Corporation, a Delaware corporation ("DBSC"), EchoStar Communication Corporation, a Nevada corporation ("EchoStar"), and Direct Broadcasting Satellite Corporation, a Colorado corporation and a subsidiary of EchoStar ("MergerCo"). The Plan and Agreement of Merger, and all other agreements expressly contemplated thereby, are collectively referred to herein as the "Merger Agreement". Capitalized term herein have the same meaning they have in the Merger Agreement, except as otherwise defined herein.

     FACTS. Pursuant to the Merger Agreement, DBSC will be merged with and into MergerCo, and the issued and outstanding shares of DBSC owned by the shareholders of DBSC will be exchanged for voting common stock of EchoStar. The Merger will be carried out in accordance with the terms of the Merger Agreement.

     REPRESENTATIONS AND ASSUMPTIONS. Written representations, copies of which are attached hereto, have been made by the appropriate officers of DBSC and EchoStar, and we have without independent verification relied upon such representations in rendering our opinions.


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Direct Broadcasting Satellite Corporation
July 10, 1996
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     In addition, we have, with the permission of DBSC, EchoStar, MergerCo and the DBSC stockholders, assumed the following facts to be true, and we have without independent verification relied upon such assumptions in rendering our opinions:

     1. The written representations provided by EchoStar and MergerCo at the time of the Merger Agreement will continue to be accurate at the time of the Merger Closing.

     2. No consideration for the Merger has been or will be provided by EchoStar or any EchoStar subsidiary to DBSC or to the stockholders of DBSC, other than as expressly provided for in the Merger Agreement.

     3. No dividends or distributions have been made or will be made with respect to any stock of DBSC immediately prior to the transactions described in the Merger Agreement.

     4. The payment of cash in lieu of fractional shares of EchoStar common stock is solely for the purpose of avoiding the expense and inconvenience to EchoStar of issuing fractional shares and does not represent separately-bargained-for consideration. The total cash consideration that will be paid in the Merger to the stockholders of DBSC instead of issuing fractional shares of EchoStar will not exceed one percent (1%) of the total consideration that will be issued in the Merger to the stockholders of DBSC in exchange for their shares of DBSC stock. The fractional share interests of each holder of DBSC stock will be aggregated and no stockholder of DBSC will receive cash in an amount equal to or greater than the value of one full share of EchoStar common stock.

     5. At the time of the Merger Closing, MergerCo has no plan or intention to issue any warrants, options, convertible securities, or any other type of right pursuant to which any person could acquire stock in MergerCo that, if exercised or converted, would result in EchoStar losing control of MergerCo.

     OPINIONS. Based on the foregoing facts, representations, and assumptions, and assuming the accuracy thereof, we are of the opinion that, for federal income tax purposes:

     1. The Merger will qualify as a reorganization within the meaning of Sections 368(a)(1)(A) and 368(a)(2)(D) of the Code.

     2. EchoStar, MergerCo and DBSC will each be a "party to a reorganization" within the meaning of Section 368(b) of the Code.


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Direct Broadcasting Satellite Corporation
July 10, 1996
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     3.   No gain or loss will be recognized by DBSC upon the transfer of its assets to MergerCo in the Merger. Sections 357 and 361 of the Code.

     4. No gain or loss will be recognized by either EchoStar or MergerCo upon MergerCo's receipt of DBSC's assets in the Merger. Section 1032 of the Code and Treasury Regulation Section 1-1032-2.

     5. No gain or loss will be recognized by a DBSC shareholder upon his receipt of EchoStar common stock in exchange for DBSC stock surrendered therefor in the Merger, and a DBSC shareholder's basis in his EchoStar common stock received will be the same as his basis in the DBSC stock surrendered therefor in the Merger.

     6. The payment of cash in lieu of fractional EchoStar shares will be treated as if fractional EchoStar shares had been issued in the Merger, and then such fractional shares were redeemed with cash distributions in full payment in exchange for the stock redeemed, as provided in Section 302(a) of the Code. Sections 354 and 358 of the Code; Revenue Ruling 66-365, 1966-2 C.B. 116, and Revenue Procedure 77-41, 1977-2 C.B. 574.

     7. The holding period of EchoStar stock to be received by a DBSC shareholder will include the holding period of his DBSC stock surrendered in exchange therefor in the Merger, provided the DBSC stock was held as a capital asset on the date of the Merger. Section 1223(1) of the Code.

     MISCELLANEOUS. The foregoing opinions are based on the Code as in effect on the date hereof and administrative and judicial interpretations of it. No assurance can be given that the Code will not change or that such interpretations will not be revised or amended adversely, possibly with retroactive effect. This opinion is intended solely for the benefit and use of DBSC and the DBSC stockholders; and is not to be used, released, quoted, or relied upon by anyone else for any purpose (other than as required by law) without our prior written consent.

     We hereby consent to the filing of this opinion with and as a part of the Registration Statement on Form S-4 and to the reference to our firm under the caption "The Merger - Certain Federal Income Tax Consequences" in the Information Statement-Prospectus filed as part of the Registration Statement. In giving such consent we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the rules and regulations promulgated thereunder.


                                       Very truly yours,



                                       /s/  SULLIVAN & WORCESTER LLP
                                       --------------------------------------
                                            SULLIVAN & WORCESTER LLP